Exhibit 99.1

Contacts:

Aphton Investor Relations

(215) 218-4371

ir@aphton.com

Aphton Corporation Reports First-Quarter 2005 Financial Results and Corporate Update

Conference Call Today to Review Financials, Operational Restructuring and Refocus of Priority Programs

PHILADELPHIA, PA – May 11, 2005 – Aphton Corporation (NASDAQ: APHT) today reported financial results for the first quarter ended March 31, 2005. Patrick Mooney, M.D., Chairman and Chief Executive Officer and Jim Smith, Chief Financial Officer of Aphton will host a conference call and live audio webcast today at 4:30 PM EST to discuss financial results, operational restructuring and the latest developments in the Company’s pipeline.

After closing the acquisition of Igeneon AG and after further analysis of the results of its Phase III clinical trial of InsegiaTM (G17DT immunogen) in combination with chemotherapy for the treatment of pancreatic cancer, Aphton began a consolidated review of its research and development program with the goal of prioritizing programs that would result in the best allocation of both financial and human resources. As a result of such review, Aphton has implemented a cost-reduction program intended to align expenses with product development priorities with the goal of improve its operating efficiencies. As such, Aphton expects that its pro-forma burn-rate will decrease by approximately 50% for the coming year.

As part of this cost-reduction plan, Aphton intends to reduce the number of its employees by approximately 35%, which will include the closing of certain of its research facilities and corporate offices. In addition to workforce reductions there will be continued effort to consolidate key operations to Aphton’s headquarters in Philadelphia, PA. Aphton estimates that it will incur approximately $1.5 million of costs associated with the implementation of this plan and it believes that these steps are critical to the identification and allocation of adequate resources to those projects that Aphton believes offer the best opportunity to create value for its shareholders.

In addition to implementing its cost reduction plan, Aphton has decided to discontinue allocating further financial resources towards actively pursuing the clinical development of the anti-gastrin immunogen Insegia as either a monotherapy or in combination with chemotherapy for the treatment of pancreatic cancer. Although encouraged by the results observed in patients who achieved an antibody response in clinical trials with Insegia as both a monotherapy and in combination with chemotherapy, upon further review the Company believes that the costs associated with the further development and manufacturing would exceed its current capabilities. As a consequence Aphton will be withdrawing its monotherapy applications for Insegia in Switzerland, Canada and Australia. Aphton believes that the market opportunity does not warrant the additional expense that it would incur to manufacture, market and sell Insegia in those countries.

Aphton does intend to continue to seek strategic partners that have the financial resources necessary to support additional clinical studies and other research and development activities that may be necessary to support regulatory approval of Insegia for use in patients with gastrin-sensitive cancers, such as gastric, pancreatic or colorectal cancer. Aphton believes that the activity demonstrated by Insegia in numerous studies of patients with these types of cancers should enhance the Company’s ability to find an appropriate partner to assist in developing Insegia.

Despite Aphton’s decision to cease active clinical development of Insegia, Aphton continues to strongly believe that gastrin is an important and critical therapeutic target in gastrin-sensitive tumors. As such, Aphton intends to devote significant financial and human resources to accelerate the optimization of a fully-humanized monoclonal antibody that is currently being optimized by Xoma, a strategic partner of Aphton. In addition, Aphton will continue its organic research and development priorities, which will include the continued funding of the ongoing clinical trials and the other efforts associated with IGN101 and IGN311, and the acceleration of other important preclinical activities such as the gastrin radioligand and other gastrin monoclonal antibody programs.

The company currently has ongoing a randomized double blind clinical trial of IGN101 in non-small cell lung cancer. Target accrual of approximately 760 patients has recently been reached in this trial, three months ahead of schedule. The company expects to have final data available from this study in 2007 with the possibility of an interim analysis in 2006.

“The decision to cease active development of Insegia in pancreatic cancer is difficult but, critical to the continued viability of the organization,” commented Patrick Mooney, MD, Chairman and CEO of Aphton. “We firmly believe in gastrin as an important therapeutic target and therefore intend to accelerate activities related to the funding and development of both the anti-gastrin monoclonal antibody and the gastrin radioligand program.”

Dr. Mooney continued, “We intend to seek alternative funding for further development of Insegia in gastrin sensitive cancers however, the consolidation of operations and discontinuation of certain activities is necessary so that we can better focus on the near-term opportunities available in our broad and deep pipeline. We are very excited about the possibility of having numerous product-candidates in the clinic in 2006 lead by IGN101 and IGN311 and two additional Investigational New Drug application (IND) for the gastrin monoclonal and radioligand products.”

Financial Strength

Cash, cash equivalents, and short-term investments totaled $41.8 million as of March 31, 2005, compared to $43.4 million at the end of the 4th quarter of 2004 and compared to $62.2 million as of March 31, 2004. In the 1st quarter ended March 31, 2005, Aphton’s net loss applicable to common shareholders was $40.7 million, or $(1.02) per share, compared to a loss of $6.2 million, or $(0.20) per share for the same period in 2004.

In the 1st quarter, total operating costs and expenses increased from $5.6 million in 2004 to $40.2 million in 2005. The increase in the 1st quarter was due primarily to an increase in general and administrative expenses due to the acquisition of Igeneon and an increase in professional fees, premiums for our director and officer insurance policies and an increase in salary and benefits of our administrative personnel and the write off of acquired in process research and development expenses associated with the Igeneon acquisition in the amount of approximately $33 million. The higher cash burn rate in this quarter was a result of the reduction in current liabilities (before impact of Igeneon acquisition) of approximately $2.9 million. Included in the reduction of current liabilities were payments to Aventis and other vendors related to manufacturing costs obligations and professional fees and costs associated with the acquisition of Igeneon.

Conference Call and Webcast

Aphton Corporation will host a conference call and live audio webcast today, Wednesday, May 11, 2005 to discuss today’s press release. Patrick Mooney, M.D., Chairman and Chief Executive Officer of Aphton, and Jim Smith, Chief Financial Officer, will host the call and webcast at 4:30 PM EST.

The conference call can be accessed live as follows:

U.S./Canada: Dial (800) 946-0720, reference Aphton

International: Dial (719) 457-2646, reference Aphton

An audio webcast will also be available on Company’s website at: www.aphton.com and will be archived for 14 days.

Audio replay will be available approximately two hours after the completion of the call, and will be archived for 14 days. Access numbers for replay are:

U.S./Canada: (800) 203-1112

International: (719) 457-0820; conference ID number is 8719412.

About Aphton

Aphton Corporation, headquartered in Philadelphia, Pennsylvania is a clinical stage biopharmaceutical company focused on developing targeted immunotherapies for cancer.

Aphton’s products seek to empower the body’s own immune system to fight disease. Through the acquisition of Igeneon AG in March 2005 Aphton acquired additional late-stage products, IGN101, a cancer vaccine designed to induce an immune response against EpCAM positive tumor cells, and IGN311, a fully humanized antibody against the Lewis Y antigen. Aphton is currently seeking partners that will support the further development of Insegia (G17DT immunogen), its immunogen targeting the hormone gastrin. Aphton has strategic alliances with sanofi-aventis for the development and commercialization of Insegia related to cancers of the gastrointestinal system and other cancers in North America and Europe; Daiichi Pure Chemicals for the development, manufacturing and commercialization of gastrin-related diagnostic kits; and Xoma for treating gastrointestinal and other gastrin-sensitive cancers using anti-gastrin monoclonal and other antibodies. For more information about Aphton or its programs please visit Aphton’s website at www.aphton.com.

Safe Harbor

This press release includes forward-looking statements, including statements about: (1)Aphton’s ability to best allocate its resources in connection with prioritizing its programs; (2) Aphton’s ability to implement a cost reduction plan that would improve its operating efficiencies and its estimates regarding the costs of implementing its plan; (3) Aphton’s expectation that it can reduce its burn rate by approximately 50% for the coming year; (4) Aphton’s intention to reduce the number of its employees by approximately 35% and to close certain research facilities and corporate offices; (5) Aphton’s intention to consolidate key operations in its corporate headquarters; (6) Aphton’s intent to withdraw its applications for the use of Insegia as a monotherapy in patients with pancreatic cancer in Australia, Switzerland and Canada; (8) Aphton’s expectation belief that it could have up to 5 product-candidates in the clinic in 2006 ; (9) Aphton’s intent to continue to seek partners and its belief that the activity demonstrated by Insegia will enhance Aphton’s ability to find a viable partner to financially support the further development of Insegia; (10) Aphton’s intent to devote significant financial and human resources to accelerate the development of a humanized monoclonal antibody currently being optimized by Xoma, LLC; (11) Aphton’s belief in gastrin as a viable target in treating cancer; (12) Aphton’s intent to continue funding of ongoing clinical trials and the other efforts associated with IGN 101 and IGN 311 and the development of both anti-gastrin monoclonal antibody and the gastrin radioligand program; and (13) Aphton’s expectation regarding the purpose and effectiveness of -humanized monoclonal antibodies, IGN101 and IGN311. These forward-looking statements may be affected by the risks and uncertainties inherent in the drug development process and in Aphton’s and Igeneon’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in Aphton’s Securities and Exchange Commission filings, including Aphton’s report on Form 10-K filed with the Commission on March 16, 2005. Aphton wishes to caution readers that certain important factors may have affected and could in the future affect Aphton’s beliefs and expectations and could cause the actual results to differ materially from those expressed in any forward-looking statement made by or on behalf of Aphton. These risk factors include, but are not limited to, (1) Aphton’s ability to identify and realize anticipated cost efficiencies and to reduce the combined cash burn rate; (2) Aphton’s ability to fund the further development of its research and development;, (3) Aphton’s ability to effectively prioritize its research and development programs and allocate adequate resources to projects (4) unexpected expenses or repayments of indebtedness that may negatively impact Aphton’s ability to reduce its burn rate and/or fund its research and development or clinical programs;, (5) Aphton’s ability to identify a partner willing to fund the continued development of Insegia; (6) Aphton’s ability to successfully identify and consummate opportunities to broaden and progress its research and development pipeline; (7) scientific developments regarding immunotherapies; (8) Aphton’s ability to successfully integrate Igeneon’s operations and product portfolio with Aphton’s operations and product portfolio; and (9) the actual design, results and timing of preclinical and clinical studies for both companies’ products and product candidates.

SOURCE: APHTON CORPORATION

Aphton Corporation

Selected Condensed Financial Data

(In thousands, except per share data)

	Unaudited Three Months Ended March 31,
	2005	2004
Revenues	$—	$—
Total revenues

Costs and expenses:
General and administrative	2,382	812
Research and development	4,818	4,791
Acquired in-process research and development	32,992	—

Total cost and expenses	40,192	5,603

Dividend and interest income	275	25
Interest expense including amortized discount	(723)	(641)
Unrealized losses from investments	(31)	(2)

Net loss applicable to common shareholders	$(40,671)	$(6,222)

Dividends imputed on warrants

Basic and diluted loss per common share	$(1.02)	$(0.20)

Weighted average shares outstanding	39,808	31,890

	March 31, 2005	December 31, 2004

Cash and current investments	$41,799	$43,414
Total assets	51,907	52,635
Total stockholders’ equity	7,704	20,990